Exhibit 5.1

April 26, 2006

Ampal-American Israel Corporation
111 Arlozorov Street
Tel Aviv, Israel 62098

Re:	Ampal-American Israel Corporation Registration Statement on Form S-4 (No. 333-132824)

Ladies and Gentlemen:

We have acted as counsel to Ampal-American Israel Corporation, a New York corporation (the “Company”), in connection with the Registration Statement on Form S-4 (No. 333-132824) (the “Registration Statement) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 110,296 shares of 4% Cumulative Convertible Preferred Stock, par value $5.00 per share (the “New 4% Preferred Stock”). The class of New 4% Preferred Stock shall be created by an amendment (the “Proposed Amendment”), the text of which Proposed Amendment is included in the prospectus and proxy statement contained in the Registration Statement, to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), which has been approved by the Company’s Board of Directors (the “Board”), whereby the terms of the outstanding shares of the Company’s existing class of 4% Cumulative Convertible Preferred Stock (the “Old 4% Preferred Stock”) will be altered to allow the Company to redeem, at its discretion and at any time, each outstanding share of the resulting New 4% Preferred Stock in exchange for five (5) shares of the Company’s Class A Stock, par value $1.00 per share (the “Class A Stock”), plus a cash payment of $2.58.

In connection herewith, we have examined:

1.	the Registration Statement;
2.	a certified copy of resolutions adopted by the Board on March 29, 2006;
3.	a certified copy of the unanimous consent of the Board dated April 26, 2006; and
4.	the Proposed Amendment.

Ampal-American Israel Corp.
April 26, 2006

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Restated Certificate of Incorporation, dated May 28, 1997, included in the Registration Statement as Exhibit 3a, and the By-Laws of Ampal-American Israel Corporation as amended, dated February 14, 2002, included in the Registration Statement as Exhibit 3b thereto, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records, and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of government officials and upon representations made in or pursuant to the Registration Statement and certificates and statements of appropriate representatives of the Company.

In rendering the opinion expressed below, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) any securities issuable upon conversion or redemption of the New 4% Preferred Stock will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion or redemption and (iii) other than with respect to the Company, at such times as the New 4% Preferred Stock is issued, all of the documents referred to in this opinion will have been duly authorized by, duly executed, delivered and countersigned by, and will constitute the valid, binding and enforceable obligations of, all of the parties to such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, upon the effectiveness of the Registration Statement, the approval of the Proposed Amendment by a majority of the holders of the Company’s Class A Stock and a majority of the holders of the Company’s Old 4% Preferred Stock and the proper delivery and filing of the Proposed Amendment with the New York Department of State, the New 4% Preferred Stock shall be validly issued, fully paid and nonassessable.

Our opinions herein reflect only the application of the Business Corporation Law of the State of New York.

This opinion letter is being delivered by us in connection with the filing of the Registration Statement with the Commission. We do not give any opinion except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus and proxy statement filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering of the New 4% Preferred Stock. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP